UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. ________)

Western Refining Logistics LP
(Name of Issuer)
Common
(Title of Class of Securities)
95931Q205
(CUSIP Number)
Clinton Ward, Chief Compliance Officer,
Two Peachtree Pointe, Suite 1100,
1555 Peachtree Street, NE, Atlanta, GA 30309
(404)881-3401
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
December 31, 2014
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
X Rule 13d-1(b)
?Rule 13d-1(c)
   Rule 13d-1(d)
 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.95931Q205	 	13G	 	Page 2 of 5 Pages


1.	 	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlantic Trust Group LLC
04-3173832
2.	 	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.	 	SEC USE ONLY

4.	 	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5. SOLE VOTING POWER

2,001,486

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

2,001,486

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,001,486

10.CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.35%

12.TYPE OF REPORTING PERSON (see instructions)
Parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G)




CUSIP No. 95931Q205	 	13G	 	Page 3 of 5 Pages

Item 1.

 	(a)	Name of Issuer
Western Refining Logistics LP

 	(b)	Address of Issuers Principal Executive Offices
123 W. Mills Avenue, Suite 200
El Paso, TX  79901

Item 2.
 	(a)	Name of Person Filing
Atlantic Trust Group LLC

 	(b)	Address of the Principal Office or, if none, residence
Two Peachtree Pointe, Suite 1100,
1555 Peachtree Street, NE, Atlanta, GA 30309

 	(c)	Citizenship
Delaware

 	(d)	Title of Class of Securities
Common

 	(e)	CUSIP Number
95931Q205

Item 3.  If this statement is filed pursuant to section
240.13d-1(b) or 240.13d-2(b)
or (c), check whether the person filing is a:

 	(a) 	Broker or dealer registered under section 15 of
		the Act (15 U.S.C. 78o).

 	(b)	Bank as defined in section 3(a)(6) of the Act
		 (15 U.S.C. 78c).

 	(c)	Insurance company as defined in section 3(a)(19)
		of the Act (15 U.S.C. 78c).

 	(d)	Investment company registered under section 8 of
		the Investment Company Act of 1940 (15 U.S.C. 80a-8).

 	(e)	An investment adviser in accordance with section
		240.13d-1(b)(1)(ii)(E);

 	(f)	An employee benefit plan or endowment fund in accordance
		with section 240.13d-1(b)(1)(ii)(F);

 	(g) X	A parent holding company or control person in accordance
		with section 240.13d-1(b)(1)(ii)(G);

 	(h)	A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12 U.S.C. 1813);

 	(i)	A church plan that is excluded from the definition of an
		investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

 	(j)		Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 	(a) Amount beneficially owned:  2,001,486


CUSIP No.95931Q205	 	13G	 	Page 4 of 5 Pages



	(b) Percent of class:  8.35%

 	(c) Number of shares as to which the person has 0

 	 	(i)	Sole power to vote or to direct the vote 2,001,486

 	 	(ii)	Shared power to vote or to direct the vote  0.

 	 	(iii)	Sole power to dispose or to direct the disposition of  2,001,486

 	 	(iv)	Shared power to dispose or to direct the disposition of 0.


Instruction. For computations regarding securities which represent a right to acquire an underlying security see section 240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Item 7.  Identification and Classification of the Subsidiary Which
	 Acquired the Security Being Reported on By the Parent Holding Company.

	Atlantic Trust Company, N.A.
	AT Investment Advisors, Inc.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.

 	(a) 	The following certification shall be included if the statement
	     	is filed pursuant to section 240.13d-1(b):

 	 	By signing below I certify that, to the best of my knowledge and
		belief, the securities referred to above were acquired and are
		held in the ordinary course of business and were not acquired and
		are not held for the purpose of or with the effect of changing or
		influencing the control of the issuer of the securities and were
		not acquired and are not held in connection with or as a participant
		in any transaction having that purpose or effect.

 	(b)	The following certification shall be included if the statement
		is filed pursuant to section 240.13d-1(c):

 	 	By signing below I certify that, to the best of my knowledge and
		belief, the securities referred to above were not acquired and are
		not held for the purpose of or with the effect of changing or
		influencing the control of the issuer of the securities and were
		not acquired and are not held in connection with or as a participant
		in any transaction having that purpose or effect.



CUSIP No. 95931Q205	 	13G	 	Page 5 of 5 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02/06/2015
Date

/s/ Mary E. Antunes
Signature

Mary E. Antunes  / Senior Compliance Officer
Name/Title